EXHIBIT 10.50

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”), effective as of December 15, 2015 (the “Effective Date”), by and between El Paso Electric Company, a Texas corporation (“Company”), and Mary E. Kipp (“Executive”).
WHEREAS, Executive has been appointed to serve as the Company’s Chief Executive Officer, effective on the Effective Date, and the Company and Executive desire to set forth the terms of Executive’s compensation as Chief Executive Officer; and
NOW, THEREFORE, in consideration of the premises and the covenants herein contained and other good, valuable, and binding consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows as of the Effective Date:
ARTICLE 1
EMPLOYMENT

Section 1.01. Responsibilities And Authority. Executive shall serve as the Company’s Chief Executive Officer. The duties of Executive shall be those duties which can reasonably be expected to be performed by a person with the title of Chief Executive Officer. Executive shall report solely and directly to the Board of Directors of the Company (the “Board”) and shall perform such other duties as may be assigned to her and as may be reasonably acceptable to her and consistent with carrying out her responsibilities under this Agreement. The Company will appoint Executive to the Board and shall use reasonable efforts to do so on or promptly following the Effective Date.

Section 1.02. Acceptance Of Employment. Executive agrees, subject to the terms of this Agreement, to devote substantially all of her business time to advance the business of the Company. Nothing contained in this Agreement shall be construed so as to prevent Executive from investing her personal assets in such a manner and otherwise engaging in business transactions, and charitable and community service, in each case that are not inconsistent with the interests of the Company and that will not require a substantial portion of Executive’s business time or otherwise interfere with the performance of her duties hereunder. Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive’s ability to fully perform the Executive’s duties and responsibilities under this Agreement.

Section 1.03. Agreement Term. The term of this Agreement shall commence on the Effective Date and end on December 31, 2020 (the “Term”), unless Executive’s employment terminates earlier or the parties agree mutually in writing to extend the Term.

Section 1.04. At-will Employment. Notwithstanding anything else herein, Executive’s employment with Company shall be at-will and may be terminated by either party at any time for any or no reason, including by the Company either with or without cause, with no notice.

ARTICLE 2
COMPENSATION AND INCENTIVES DURING THE TERM

Section 2.01. Base Compensation. As of the Effective Date, Executive’s annualized base salary shall be $625,000 per annum. This base salary amount will be reviewed annually by the Board or the compensation committee of the Board (the “Committee”) which may, in its discretion, make appropriate annual merit increases. The compensation paid to Executive pursuant to this Section is hereinafter referred to as “Base Compensation.” The Base Compensation shall not be reduced without Executive’s written consent. The Base Compensation shall be paid to Executive in installments in accordance with the Company’s payroll policy as in effect from time to time.

Section 2.02. Annual Bonus. During the Term, Executive shall be eligible for an annual performance bonus (the “Annual Bonus”) which, except as set forth below regarding treatment on termination of employment, shall be under the terms of the Company’s bonus plans in place from to time. Starting with calendar year 2016, Executive’s annual target bonus opportunity will be 80% of annualized Base Compensation, with actual bonus based on completion of the performance goals under the Company’s bonus plan as determined by the Committee. Executive’s maximum Annual Bonus will be 200% of the target opportunity. The Annual Bonus opportunity shall not be reduced without Executive’s written consent.

Section 2.03. Equity Awards. The Company will issue the equity awards set forth below pursuant to separate award agreements under the El Paso Electric Company 2007 Long-Term Incentive Plan (“LTIP”), except that the terms expressly set forth in this Section shall supersede the applicable terms of the LTIP.

(a)Retention Grant. On or promptly following the Effective Date, the Company will issue Executive an equity award (the “Retention Grant”) under the LTIP representing the right to receive the number of shares of Company common stock determined by dividing $1,000,000 by the average of the opening and closing prices of the Company’s common stock on the trading day immediately preceding the grant date as reported on the New York Stock Exchange (rounded down to the nearest whole share). The Retention Grant shall be subject to the following terms and conditions:
(i)No portion of the Retention Grant shall be eligible for vesting unless the Company achieves cumulative net income (as reported in the Company’s 10-Q or 10-K for the applicable quarter) of at least $45 million in any two fiscal quarters within any fiscal year during the period from January 1, 2016 through December 31, 2018 (the “Performance Condition”). If the Committee determines that the Performance Condition is not met, the Retention Grant shall be forfeited.
(ii)If the Performance Condition is met, as certified by the Committee, the Retention Grant will vest 100% on December 15, 2020 (the “Vesting Date”) if Executive remains employed by the Company on the Vesting Date, and shall be paid as soon as practicable thereafter.

(iii) If Executive’s employment terminates prior to the Vesting Date due to her death or Disability (as defined in the LTIP), the Retention Grant shall become immediately fully vested, and shall be paid as soon as practicable thereafter, unless the Retention Grant was forfeited prior to the date of such death or Disability due to the Performance Condition not being met.

(iv) If Executive’s employment is terminated by the Company without Cause prior to the Vesting Date, then if the Performance Condition is met, the Retention Grant shall become vested on a pro-rated basis on the later of (x) the date the Committee certifies the Performance Condition has been met or (y) the date of Executive’s employment termination; provided that (A) the pro-rated portion shall be based on the number of calendar days elapsed from the Effective Date through the date of termination of Executive’s employment as a percentage of the number of calendar days that would have elapsed from the Effective Date through the Vesting Date and (B) Executive shall have, within 21 calendar days following her termination date, signed, and let become effective in accordance with its terms, the release of claims attached hereto as Exhibit A. The Retention Grant shall be paid as soon as practicable thereafter.

(v)If a Change of Control (as defined in the then-current Change of Control Agreement entered into between Executive and the Company (“Change of Control Agreement”)) shall occur prior to the Vesting Date, the Retention Grant shall become immediately fully vested, and shall be paid as soon as practicable thereafter, unless the Retention Grant was forfeited prior to the Change of Control due to the Performance Condition not being met.

(vi)The Retention Grant shall not be eligible for vesting in the event of Executive’s retirement prior to the applicable Vesting Date.

(vii)“Cause” shall mean (i) the Executive’s conviction, plea of “guilty” or plea of “no contest” to any crime constituting a felony in the jurisdiction in which it is committed or to any crime involving dishonesty, (ii) the willful and continued failure by the Executive to perform her duties, or (iii) the engaging by the Executive in misconduct in connection with Executive’s employment that is materially injurious to the Company, in each case following written notice and a reasonable opportunity (which shall be no less than 30 days) to cure the failure or cease any non-criminal misconduct to the extent such failure or misconduct is capable of cure without material harm to the Company. The determination that Cause exists shall be made by the vote of not less than a majority of directors who are then members of the Board.

(b)Annual Long-Term Equity Award. Commencing with the grants to be made in calendar year 2016 to the Company’s executives, Executive’s annual long-term equity award will have an intrinsic value (at target) on the grant date of approximately $1,350,000 (“Annual Equity Awards”). The Annual Equity Awards currently consist of restricted stock with a three-year cliff vesting (33%) and performance stock with a three-year performance cycle based on total shareholder return compared to a peer group of companies (67%), although the Committee may revise such allocation from time to time. In future years, Executive will be eligible to receive Annual Equity Awards as determined by the Committee.

Section 2.04. Other Benefits.

(a)During the Term, Executive shall be entitled to participate in all benefits plans available from time to time to senior executives of the Company including but not limited to retirement plans, life insurance benefit coverage, health and welfare benefit plans and paid time-off in accordance with the Company’s policies.

(b)During the Term, Executive will not receive separate compensation or benefits for her service as a member of the Board.

Section 2.05. Indemnification. The Company shall provide Executive with the same indemnification and insurance protection provided by Company from time to time to all of its officers and directors.

Section 2.06. Termination In Connection with a Change Of Control. The Change of Control Agreement previously entered into between Executive and the Company shall remain in effect.

ARTICLE 3
ARBITRATION AND MEDIATION

Section 3.01. Mediation. Any dispute arising hereunder between Executive and Company (including any dispute over whether Company has properly terminated Executive for Cause) which cannot be resolved by them to their mutual satisfaction within a period of 14 days, unless mutually extended, shall first be submitted to mediation in El Paso, Texas, to a mediator selected pursuant to the rules of the American Arbitration Association (“AAA”). All costs of mediation incurred by Executive will be paid by the Company.

Section 3.02. Arbitration. If such mediation shall not result in an agreed settlement between the parties, the dispute will be promptly submitted to binding arbitration (conducted in El Paso, Texas, by a panel of three arbitrators) in accordance with the rules of the AAA then in effect. The results of such arbitration shall be binding and conclusive upon the parties hereto, and judgment on the award may be entered at the instance of either party in any court of competent jurisdiction. The dispute resolution procedure set forth in this Section may be initiated by either party upon five business days prior written notice to the other and after failure to resolve the dispute after the expiration of the 14‑day time period referred to in the preceding Section.

Section 3.03. Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(a)The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time.

(b)Any procedural issues not determined under the arbitral rules selected pursuant to item (a) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction.

(c)The Company will pay all arbitration, administrative, professional services and reasonable attorney fees for Executive in connection with such proceeding.

(d)The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

Section 3.04. Acknowledgment Of Parties. Each party acknowledges that she or it has voluntarily and knowingly entered into an agreement to arbitration under this Section by executing this Agreement.

ARTICLE 4
MISCELLANEOUS

Section 4.01. Notices. Any notice, demand or request to be given hereunder to either party hereto shall be deemed given and effective only if in writing and either (1) delivered personally to Executive or (in case of a notice to Company) to the Chairman of the Board of the Company with a copy to the General Counsel, or (2) sent by certified or registered mail, postage prepaid, to the address set forth on the signature page hereof or to such other address as either party may hereafter specify to the other by notice similarly served (or, in the case of Executive, to the address most recently set forth in the Company’s employment records).

Section 4.02. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

Section 4.03. Modification. No modification or waiver of any provision hereof shall be made unless it be in writing and signed by both of the parties hereto.

Section 4.04. Entire Agreement. This Agreement constitutes the whole of the agreement between the parties on the subject matter hereof, superseding all prior oral and written conversations, negotiations, understandings, and agreements in effect as of the date of this Agreement; provided that, for the avoidance of doubt, nothing herein modifies the Change in Control Agreement or any compensation or award programs already outstanding prior to the Effective Date.

Section 4.05. Successors and Assigns. This Agreement shall not be assignable by the Company (other than to an affiliate of the Company or to any successor or assign of the Company) without the written consent of Executive; provided that no such assignment shall adversely affect Executive’s rights or expectation to receive the financial benefits due her under this Agreement. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable.

Section 4.06. Tax Payments, Withholdings And Reporting.

(a)Executive recognizes that the payments and benefits provided under this Agreement may result in taxable income to her which Company and its affiliates will report to the appropriate taxing authorities. Company shall have the right to deduct from any payment made under this Agreement any federal, state, local or foreign income, employment or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided thereunder or to require payment from Executive which she agrees to pay upon demand, for the purpose of satisfying any such withholding requirement.

(b)Section 409A.

(i)The benefits hereunder are intended to qualify for the short-term deferral exception from Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (together, “Section 409A”) or, to the extent the short-term deferral exception is not available, as separation pay plan payments under Section 409A. Notwithstanding the foregoing, no Deferred Compensation Separation Benefits (as defined below) payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A, and if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable (without interest) in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A‑2(b)(2) of the Treasury Regulations. Any Deferred Compensation Separation Benefits that are subject to the Release and that may be paid in either of two taxable years shall be paid in the second taxable year.

(ii)For purposes of Section 409A of Internal Revenue Code of 1986, as amended, all expenses eligible for reimbursement hereunder shall be paid to Executive promptly in accordance with the Company’s customary practices (if any) applicable to the reimbursement of expenses of such type, but in any event by no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and the expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder.

(iii)Notwithstanding anything herein to the contrary, if Executive dies following her “separation from service” but prior to the six (6) month anniversary of the date of her “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(iv)It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply; provided that in no event shall this clause increase the cost to the Company of providing any payments or benefits to Executive.

Section 4.07. Separate Counsel. Executive acknowledges that she has been advised by Company that before she signs this Agreement she should consult with an attorney.

Section 4.08. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 4.09. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.
EL PASO ELECTRIC COMPANY

By: /s/ Charles Yamarone
Name: Charles Yamarone
Title: Chairman

Address for Notice:
100 North Stanton
El Paso, Texas 79901

EXECUTIVE

/s/ Mary Kipp
Mary Kipp

Address for Notice
(if different than the address most recently set
forth in the Company’s employment records):

Exhibit A - Form of Release and Waiver
Executive agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action, demands of whatever kind or nature which Executive has or may have against the Company, its subsidiaries, affiliates, predecessors, and successors and all of their respective directors, officers, and employees by reason of any event, matter, cause, or thing that has occurred prior to the date hereof (hereinafter “Executive Claims”). Executive agrees that this release and waiver specifically covers any and all Executive Claims which Executive has or may have against the Company relating in any way to compensation, or to any other terms, conditions, or circumstances of Executive’s employment with the Company, and to the cessation of such employment, based on statutory or common law claims for employment discrimination, including claims under Title VII, the Age Discrimination in Employment Act, Americans with Disabilities Act, the Texas Labor Code, and any and all discrimination or retaliation claims under state or federal law, wrongful discharge, breach of contract, defamation, intentional infliction of emotional distress, breach of fiduciary duty, or any other theory whether legal or equitable; provided, however, that this release shall not affect (i) Executive’s rights under or with respect to any retirement plan which is subject to ERISA and is qualified under Section 401(a) of the Code, (ii) any other vested rights under a Company benefit or deferred compensation plan, (iii) vested rights of Executive under any equity-based award agreements, (iv) any rights Executive has under the Employment Agreement effective as of December 15, 2015, as amended from time to time in accordance with its terms, or constitute any waiver of Executive’s rights under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission and/or its Office of the Whistleblower.
Executive acknowledges that she has twenty-one (21) days to review and consider this release and waiver. Executive has also been advised verbally and by this writing of her right to consult with an attorney prior to executing this release and waiver. Executive is further aware that if she signs this release and waiver, she may revoke it for a period of seven (7) days following the day she signs it, and this release and waiver shall not be effective or enforceable until the revocation period has expired.